Exhibit 10.3

Summary of Employment Arrangement with G. Peter D’Aloia

G. Peter D’Aloia serves as Senior Vice President and Chief Financial Officer of the company. Mr. D’Aloia’s employment agreement dated December 3, 1999 provides that he will receive annually a stock option grant covering at least 50,000 shares of the company’s common stock. Due to an adjustment in the company’s general option grant practice, Mr. D’Aloia received grants covering only 43,000 shares in February, 2003 and 36,000 shares in February, 2004. Effective May 27, 2004, shareholders approved a three-for-one-split of the company’s common stock and outstanding stock options were adjusted accordingly. On July 7, 2004, the company approved a special stock option grant to Mr. D’Aloia covering 28,000 shares, to make up for his reduced grants in 2003 and 2004. This grant becomes exercisable in its entirety on July 7, 2005 and has a term of eight years. In addition, Mr. D’Aloia will receive a cash payment of approximately $290,000 upon retirement, representing the difference in exercise price between the July 7, 2004 grant and the earlier grants.